Exhibit 4.3

Form of New Senior Notes

[FORM OF FACE OF GLOBAL NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS, IN WHOLE BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

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CUSIP: [__________]

ISIN: [__________]

CIT GROUP FUNDING COMPANY OF CANADA

[4.65% SENIOR NOTE DUE JULY 1, 2010] [5.20% SENIOR NOTE DUE JUNE 1, 2015]

No: ____________

Original Issue Date:

CIT GROUP FUNDING COMPANY OF CANADA, an unlimited company organized under the laws of the Province of Nova Scotia, Canada, for value received, promises to pay to [_________], or its registered assigns, the principal sum of [____________] ($______________) [or such other amount as shall be set forth in the Schedule of Increases or Decreases in the Global Note attached hereto]* on [____________________].

Interest Payment Dates: April 15 and October 15, commencing October 15, 2005.

Regular Record Dates: March 31 or September 30 (whether or not a Business Day)

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

* Insert in Global Notes only

[SIGNATURE PAGE FOLLOWS]

[Attach Notation of Guarantee]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CIT GROUP FUNDING COMPANY OF CANADA

By:	_____________________________________
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

JPMORGAN CHASE BANK, N.A.

as Trustee
By:	_________________________________
Name:
Authorized Officer

Date:

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[FORM OF REVERSE SIDE OF NOTE]

CIT GROUP FUNDING COMPANY OF CANADA

[4.65% SENIOR NOTE DUE JULY 1, 2010 (the “Notes”)]

[5.20% SENIOR NOTE DUE JUNE 1, 2015 (the “Notes”)]

1. Principal and Interest.

The Company will pay the principal of this Note on [July 1, 2010] [June 1, 2015].

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

Interest will be payable semi-annually on each Interest Payment Date, commencing October 15, 2005, to the holders of record of the Notes at the close of business on the March 31 or September 30 (whether or not a Business Day) immediately preceding the Interest Payment Date.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 31, 2005; provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal of the Notes, and interest on, overdue installments of interest, to the extent lawful, at the interest rate borne by the Notes at the time such interest accrues.

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2. Method of Payment.

The Company will pay interest (except defaulted interest) on the principal amount of the Notes as provided above on each April 15 and October 15, commencing October 15, 2005 to the Persons who are Holders of the Notes (as reflected in the Security Register) at the close of business on the March 31 or September 30 (whether or not a Business Day) immediately preceding the Interest Payment Date, in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder of the Notes upon surrender thereof to a Paying Agent on or after [July 1, 2010] [June 1, 2015] or on or after a date on which Notes are redeemed by the Company in accordance with the provisions of Article 11 of the Indenture (a “Redemption Date”), and provided further however, that installments of interest payable on the Stated Maturity Date or on a Redemption Date, shall be paid to the Person to whom the principal amount or the Redemption Price of the Notes is payable on such date.

The Company will pay principal and as provided above, interest, in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, and interest, by its check payable in such money. It may mail an interest check to a Holder’s registered address (as reflected in the Security Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3. Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office of the Trustee. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4. Indenture.

The Company issued the Notes and another series of securities entitled [4.65% Senior Notes due July 1, 2010][5.20% Senior Notes due June 1, 2015] under an Indenture dated as of May 31, 2005 (the “Indenture”), among the Company, the Guarantor and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to [U.S. $1,000,000,000][U.S. $700,000,000].

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The Notes are general unsecured obligations of the Company.

The Company may issue Additional Notes under the Indenture.

5. Redemption at the Option of the Company

No sinking fund is provided for the Notes. Subject to the terms and conditions of the Indenture, the Notes may be redeemed in whole but not in part prior to their Stated Maturity, at the option of the Company, upon the giving of a notice of redemption as set forth in Section 11.3 of the Indenture, at the principal amount thereof, together with accrued and unpaid interest thereon to the Redemption Date, if, in the opinion of independent counsel of recognized standing, the Company or the Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, will be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions of Article 10 of the Indenture as a result of (a) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of Canada or of the United States affecting taxation which becomes effective on or after May 25, 2005; or (b) any change in the official position regarding the application, administration, or interpretation of the laws, treaties, regulations or rulings of Canada or of the United States (including a holding, judgment, or order by a court of competent jurisdiction), on or after May 25, 2005; provided, however, the Company or the Guarantor, as the case may be, cannot avoid payment of Additional Amounts by (i) filing a form, certificate, or other document with the appropriate taxing authority, the preparation or filing of which form, certificate, or other document, or any conditions or undertakings contained therein, does not cause any material detriment or material expense to the Company or the Guarantor, or (ii) taking some other action which in the Company’s and Guarantor’s reasonable judgment, is purely ministerial and does not cause any material detriment or material expense to the Company or the Guarantor.

6. Payment of Additional Amounts

The Company or the Guarantor, as the case may be, shall, subject to certain exceptions and limitations set forth in Article 10 of the Indenture, pay such Additional Amounts to the Holders of the Notes who are non-residents of Canada (for purposes of the Income Tax Act (Canada), and as described in Section 10.3 of the Indenture) as may be necessary in order that every net payment of the principal of and interest on the Notes and any other amounts payable on the Notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Canada (or any political subdivision or taxing authority thereof or therein), shall not be less than such amount then due and payable.

Subject to the exceptions set forth in Section 10.4 of the Indenture, any amounts paid under or with respect to the Notes or the Guarantee to a Person who is a non-U.S. Holder of the Notes shall be paid without withholding or deduction for any taxes, assessments or other governmental charges imposed or levied by or on behalf of any U.S. taxing authority. If any such taxes, assessments or other governmental charges shall nonetheless be required to be withheld or deducted, the Company or the Guarantor, as applicable, shall pay Additional Amounts so that the net amount paid to such Holder, after withholding or deducting the taxes, assessments or other governmental charges, shall not be less than the amount then due and payable on the Notes.

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7. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof. A Holder of the Notes may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder of the Notes, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes called for redemption.

8. Persons Deemed Owners.

A Holder of the Notes shall be treated as the owner of a Note for all purposes, except as otherwise provided in the Indenture.

9. Unclaimed Money.

The Trustee and the Paying Agent shall return to the Company, upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders of the Notes entitled to the money or securities must look to the Company, for payment as general creditors unless an applicable abandoned property law designates another person.

10. Discharge Prior to Redemption or Maturity; Defeasance or Covenant Defeasance.

If, under certain circumstances set forth in the Indenture, the Company or the Guarantor deposits with the Trustee money in Dollars sufficient to pay the then outstanding principal of and accrued interest on the Notes to maturity, the Company, at its option, will be discharged from the Indenture and the Notes. If, under other circumstances set forth in the Indenture, the Company or the Guarantor deposits with the Trustee money in Dollars or Government Obligations sufficient to pay the then outstanding principal of and accrued interest on the Notes to redemption or maturity, as the case may be, the Company, at its option, will be discharged from all of its obligations under the Indenture and the Notes or released from its obligations under certain covenants under the Indenture.

11. Amendment; Supplement; Waiver.

Subject to certain exceptions set forth in the Indenture, (i) with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Notes, by Act of said Holders delivered to the Company and the Trustee, the Company and the Guarantor (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes under the Indenture or this Note, and (ii) the Holders of not less than 66 2/3% in aggregate principal amount of the Notes with respect to which an Event of Default has occurred and is continuing, on behalf of the Holders of all the Notes, may waive any past default

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under the Indenture with respect to the Notes and its consequences. Subject to certain exceptions set forth in the Indenture, without the consent of any Holders of the Notes, the Company and the Guarantor (when authorized by or pursuant to a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, for any of the following purposes: (i) to evidence the succession of another Person to the Company or the Guarantor and the assumption by any such successor of the covenants of the Company or the Guarantor, as the case may be, contained in the Indenture and in this Note or the Guarantee in accordance with Article 4 of the Indenture; or (ii) to add to the covenants and agreements of the Company or the Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or the Guarantor by the Indenture; or (iii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes, and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trust thereunder by more than one Trustee, pursuant to the requirements of Section 6.10; or (iv) to cure any ambiguity or to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture, which shall not adversely affect the interests of the Holders of Notes then Outstanding in any material respect; or (v) to add any additional Events of Default; or (vi) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to Article 8 of the Indenture, provided that any such action shall not adversely affect the interests of any Holder of this Note in any material respect; or (vii) to secure payment on the Notes pursuant to Section 3.6 of the Indenture or otherwise; or (viii) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the Holders of the Notes.

12. Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Guarantor to pledge or otherwise subject to any lien, any of its property or assets to secure Indebtedness of the Guarantor without thereby expressly securing the due and punctual payment of the principal of and interest on the Notes equally and ratably with any and all other obligations and Indebtedness secured by such Lien, so long as any such other obligations and Indebtedness shall be so secured. The Company and the Guarantor will deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement, stating, among other things, whether or not the signers thereof know of any event that has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default, or, if such an event has occurred and is continuing, specifying each such event known to him or her and the nature and status thereof.

13. Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes, the Guarantee and the Indenture, the predecessor person will be released from those obligations.

14. Defaults and Remedies.

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Under the Indenture, Events of Default with respect to the Notes include the following: (i) a default in the payment of interest, or Additional Amounts, if any, on the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days; or (ii) a default in the payment of the principal of the Notes when such principal becomes due and payable at their Maturity; or (iii) a default in the performance, or breach, of any covenant or agreement of the Company or the Guarantor in the Indenture (other than a covenant or agreement, a default in whose performance or whose breach is elsewhere in the Indenture specifically dealt with), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company or the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” or (iv) the Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by the Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms; or (v) any event of default, as defined in any mortgage, indenture, trust agreement or other instrument securing, evidencing or providing for any evidence of any Indebtedness of the Company or the Guarantor (including guaranteed Indebtedness but excluding any Indebtedness that is subordinated in right of payment to the Notes and the Guarantees), as a result of which an aggregate principal amount exceeding $25,000,000 of such Indebtedness shall have been declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company or the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such acceleration and requiring the Company or the Guarantor to cause such acceleration to be rescinded or annulled or to cause such Indebtedness to be discharged and stating that such notice is a “Notice of Default” provided, however, that subject to the provisions of Sections 6.2 and 6.3 of the Indenture, the Trustee shall not be charged with knowledge of any such Event of Default unless such default or Event of Default is actually known by a Responsible Officer of the Trustee or written notice of such default or Event of Default shall have been given to the Trustee by the Company, the Guarantor or any Holder of the Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing default (except a default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

15. Trustee Dealings with the Company or the Guarantor.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or the Guarantor or their respective Affiliates with the same rights it would have if it were not Trustee.

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16. Guarantee

The Company’s obligations under the Notes are fully, unconditionally and irrevocably guaranteed by the Guarantor.

17. No Recourse Against Others.

A director, officer, employee or shareholder, as such, of the Company or the Guarantor shall not have any liability for any obligations of the Company or the Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder of the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18. Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

19. Abbreviations.

Customary abbreviations may be used in the name of a Holder of the Notes or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder of the Notes upon written request and without charge. Requests may be made to CIT Group Funding Company of Canada, 1 CIT Drive, Livingston, New Jersey 07039; Attention: General Counsel.

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[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                       attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

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Date: ___________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

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Form of Notation of Guarantee

For value received, CIT Group Inc. (the “Guarantor”) fully and unconditionally guarantees, to the extent set forth in and subject to the provisions in the Indenture, dated as of May 31, 2005 (the “Indenture”), among the Guarantor, CIT Group Funding Company of Canada (the “Company”) and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”), to the Holder of the Note on which this Guarantee is notated and to the Trustee that:

(a)

the principal amount of and interest and Additional Amounts, if any, on such Note will be promptly paid in full, when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest due on overdue amounts on this Note, to the extent lawful, and all other obligations of the Company to the Holder of this Note or the Trustee thereunder or under the Indenture will be promptly paid or performed in full, all in accordance with the terms; and

(b)

in case of any extension of time of payment or renewal of such Note or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

The obligation of the Guarantor to the Holder of such Note and to the Trustee pursuant to this Guarantee and the Indenture is expressly set forth in Article 9 of the Indenture, which provisions are hereby incorporated in this Guarantee by reference as if set forth herein in full.

Unless otherwise defined, capitalized terms used in this Guarantee shall have the meanings assigned to them in the Indenture.

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IN WITNESS HEREOF, the Guarantor has caused this Guarantee to be signed by its duly authorized officer.

CIT GROUP INC.

By:	__________________________________________
Name:
Title:

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